Knight Energy Corp. Closes $2.5 Million Debt Financing

Irving, TX., July 9, 2008 (Vintage Newswire) – On July 3, 2008 Knight Energy Corp. (OTC: KNEC) (Frankfurt IG1A.F) entered into a Note Purchase Agreement (the “Agreement”) with HD Special-Situations, LP (the “Lender”) pursuant to which Knight sold to the Lender a 15% Senior Secured Promissory Note, face amount $2,500,000, for $2,500,000 (the “Note”). The Note is due and payable on May 20, 2010, and the Lender secured the Company’s obligations under the Note with a first-priority security interest in all existing and later acquired assets owned by Knight, and by a first-priority security interest in all existing and later acquired assets owned by Knight’s wholly-owned subsidiary, Charles Hill Drilling, Inc. Under the terms of the Agreement, the proceeds from sale of the Note were placed directly into escrow, and the Company is permitted to use the net proceeds from the Note only for the purchase and subsequent refurbishment of two oil drilling rigs and related equipment. The Company must obtain the Lender’s consent before drawing funds to purchase and refurbish the two oil drilling rigs.

William J. Bosso, CEO of Knight, commented, "We are extremely pleased to close our second financing transaction with HD Special-Situations, LP. This additional funding will assist the Company in the pursuit of its business plan and the development of its oil and gas properties.”

Please see a copy of the Company’s July 9, 2008 Form 8-K for a more detailed discussion of the Agreement and the Notes.

About Knight Energy Corp.

Knight Energy Corp. (“Knight”) was formed in March 2006 for the purpose of operating and developing energy-related businesses and assets.  The Company, together with its wholly-owned subsidiary, Charles Hill Drilling, Inc., owns oil and gas leases covering 1,240 acres in Stephens and Eastland Counties, Texas, and it has the right of first refusal on approximately 2,900 more acres in the same area. The Company also owns a drilling rig and approximately 1,000 undeveloped oil and gas leasehold acres in the Salt Creek Prospect area of Oklahoma.

As of May 15, 2008, Knight had a 100% working interest in 20 producing oil and/or gas wells, with seven additional wells awaiting completion. The Company is currently reviewing further acquisitions and investments in the oil and gas industry as well as other energy related businesses and assets.  Additional information is available at Knight’s website at www.knightenergycorp.com.

Forward-Looking Statements:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining oil and gas prices, and other economic factors. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. Potential investors should independently investigate and fully understand all risks before making investment decisions.

Contact
Jesse Blum
Friedland Capital, Inc
303-468-1287
Jesse@friedlandcapital.com

www.knightenergycorp.com
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